Exhibit 99

First National Bancshares Inc. Announces Dividend

    BRADENTON, Fla.--(BUSINESS WIRE)--Aug. 27, 2004--The Board of Directors of First National Bancshares Inc. (Nasdaq:FBMT), a locally owned bank holding company with $300 million in assets, announced today that on August 26, 2004 the Board of Directors declared a stock dividend of five percent (5%) payable to stockholders of record as of September 10, 2004. The dividend will be paid on September 30, 2004.
    1st National Bank & Trust is a subsidiary of First National Bancshares. The bank has five offices in Manatee County, two in Sarasota County, and one in Lake County.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com or online through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Angie O'Reilly, 941-746-4964 Ext. 400